Exhibit 10.17

June 20, 2017

James E. Wooldridge, M.D.

Re: Offer of Employment – Chief Medical Officer

Dear Jim,

On behalf of Aeglea BioTherapeutics, Inc. (the “Company”), it is my pleasure to formally offer you the position of Chief Medical Officer with an anticipated start date of Monday, July 10, 2017 or a date mutually agreed upon but no later than the end of July 2017.  This letter contains an overview of the responsibilities, compensation and benefits associated with this position.  We are hopeful that you will accept this offer and look forward to the prospect of having a mutually successful relationship with you.

EMPLOYMENT

During employment with the Company, you will be expected to devote your full business time and attention to the business and affairs of the Company.  You will report to David G. Lowe, President & CEO and will be expected to abide by all the Company’s employment policies and procedures, including but not limited to the Company’s policies prohibiting employment discrimination and harassment and the Company’s rules regarding proprietary information and trade secrets.

BASE SALARY

While employed by the Company, your annual base salary will be $340,000.00 less any federal, state and local payroll taxes and other withholdings legally required or properly requested by you (the “Base Salary”).  The Base Salary will be payable to you in accordance with the Company’s regular payroll practices and procedures and will be subject to periodic review and adjustment, at the Company’s discretion.

BONUS

For each calendar year of employment (beginning with 2017), you will be eligible to receive a discretionary bonus in an amount targeted at forty percent (40%) of the Base Salary paid to you in that calendar year (the “Annual Bonus”). Your entitlement to receive an Annual Bonus and the amount thereof will be determined by the Board in its sole discretion based on (i) the Company’s financial performance and financial resources as well as (ii) the Board’s evaluation of your performance for a given year and your achievement of certain objectives in the applicable calendar year as set forth and approved by the Board.  You will be eligible for an Annual Bonus for a given calendar year only if you remain employed by the Company through the date that such Annual Bonus is paid; as a result, you are not entitled to any Annual Bonus for which you might otherwise be eligible if your employment ends for any reason before the date of payment.  Nothing guarantees your receipt of an Annual Bonus in any amount if the specified objectives are not met and/or any of the other conditions set forth herein are not satisfied in a given calendar year.

SIGN-ON BONUS

In addition, as a condition of employment, the Company will pay a one-time sign-on bonus of $276,000.00 at the first company payroll cycle following the start of your employment.  The sign-on bonus will be subject to payroll taxes.  If you terminate your employment with the Company for any reason within two years after your employment start date, you agree to repay the Company 100% of the sign-on bonus paid to you pursuant to this paragraph, on the date of your termination. The company will forgive your obligation and your estate’s obligation to repay the sign-on bonus within the first two years of employment in the event of (i) in the unlikely event of your death, or (ii) due to a change of control resulting in a Qualifying Termination as defined by the Severance Agreement.

STOCK

As additional compensation, and subject to approval by the Board of Directors of Aeglea BioTherapeutics, Inc. (“Parent”), the Company will arrange for the grant to you by Parent of:

i)

an option, which will be an incentive stock option (“ISO’) if available, to purchase 165,000 shares of Company common stock with an exercise price equal to the fair market value of the Company’s stock on the date of grant.  One-fourth of the total number of shares will vest upon your completion of 12 months of employment, and one forty-eighth (1/48th) each month thereafter, in each case, subject to your continued service through the applicable vesting date.

The Options will be granted pursuant to and subject to the terms and conditions of Parent’s equity incentive plan and will be further subject to the terms of an option agreement as approved by Parent’s Board of Directors setting forth the vesting conditions and other restrictions.  To the extent there is any discrepancy between this Offer Letter and the terms of any option agreement, the option agreement will control.

SEVERANCE; ACCELERATION

The Company is pleased to offer you a Severance Agreement (Exhibit B), which will be provided to you separately, and which provides for cash severance and equity acceleration benefits. Please return an executed copy of the Severance Agreement to the Company.

BENEFITS

During employment with the Company, you will be eligible to participate in any medical, dental, profit sharing or other employee benefit plans of the Company, if any, on the same basis and subject to the same qualifications and limitations, as other similarly situated employees in the Company.  Please note that all Company benefit plans will be governed by and subject to plan documents and/or written policies.  You will also be eligible to receive any paid holiday time and vacation time observed by the Company in accordance with the Company’s policies and procedures.  The Company reserves the right to amend, modify, and/or terminate any of its employee benefit plans or policies, or any other terms of your employment, at any time.

EXPENSE REIMBURSEMENT

The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with performing your duties as an employee of the Company and that are pre-approved by the Company, provided that you comply with any Company policy or practice on submitting, accounting for and documenting such expenses.

RELOCATION EXPENSES

The Company will reimburse 100% of your moving expenses and transportation costs associated with you and your immediate family’s relocation to within 30 miles of Aeglea BioTherapeutics, Inc. Austin, TX office, including, temporary housing, storage of household goods, transportation of two automobiles, (all such amounts reimbursed, “Relocation Expense”) but excluding expenses covered by any other eligible corporate relocation expense reimbursement available to you, with a limit of $40,000.00 on such total reimbursement payable to you. The Aeglea Relocation Expense reimbursements, will be subject to the appropriate IRS tax withholdings. Receipts evidencing all such relocation expenses must be submitted to the

Company by November 30, 2017 to qualify for such reimbursement.  If you terminate your employment with the Company for any reason within one year after your employment start date, you agree to repay the Company 100% of the Relocation Expense paid to you pursuant to this paragraph, on the date of your termination. If you terminate your employment with the Company for any reason within two years after your employment start date, you agree to repay the Company 50% of the amount of the Relocation Expense paid to you pursuant to this paragraph, on the date of your termination. However, in the unlikely event of your death within the first two years of employment, the company will forgive your obligation and your estate’s obligation to repay the relocation expenses.

EMPLOYMENT AT WILL

Although we hope for a long and mutually beneficial relationship, this letter is not a contract of employment for a definite term.  Employment with the Company is “at will,” and is not guaranteed for any specific length of service or any specific position.  Accordingly, as an “at-will” employee, the Company may terminate your employment or you may resign your employment with the Company at any time, for any reason or no reason.

COVENANTS

This offer letter and your employment is subject to a successful criminal background check and documentation of authorization to work in the United States.  No later than your first day of employment you will be expected to sign a Proprietary Information and Inventions Assignment Agreement (the “Agreement”) in the form attached hereto as Exhibit A.  Your employment with the Company is contingent upon your execution of this Agreement.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Internal Revenue Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

EMPLOYEE REPRESENTATIONS

Please understand it is the policy of the Company not to solicit or accept proprietary information and / or trade secrets of other companies or third parties.  If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited.  This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies.

In making this employment offer, the Company has relied on your representation that: (a) you are not currently a party to any agreement that would restrict your ability to accept this offer or to perform services for the Company; (b) you are not subject to any noncompetition or non-solicitation agreement or other restrictive covenants that might restrict your employment by the Company as contemplated by this offer; (c) you have the full right, power and authority to execute and deliver the Agreement and to perform all of your obligations thereunder; and (d) you will not bring with you to the Company or use in the performance of your responsibilities at the Company any materials, documents or work product of a former employer or other third party that are not generally available to the public, unless you have obtained written authorization from such former employer or third party for their possession and use and have provided the Company with a copy of same.

This offer, once accepted, and together with the confidentiality agreement referred to above, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter.  You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

We look forward to your contribution to the Company.  If you have any questions about the terms of this offer or the contents of this letter, please feel free to contact me. In acknowledgment and acceptance of our offer, please sign this Offer Letter as well as the Agreements and return both documents to me directly.

Sincerely,
AEGLEA BIOTHERAPEUTICS, INC
By:	/s/ David G. Lowe
Name:	David G. Lowe, Ph.D.
Title:	President & Chief Executive Officer

AGREED AND ACCEPTED:

/s/ James E Wooldridge	June 21, 2017
Signature -James E. Wooldridge, M.D.	Date

EXHIBIT A - Non-disclosure Agreement and Invention Rights Assignment are attached.

EXHIBIT B – Severance Agreement

EXHIBIT C – Indemnification Agreement

Exhibit A

EMPLOYEE INVENTION ASSIGNMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

In consideration of, and as a condition of my employment with Aeglea BioTherapeutics, Inc., a Delaware corporation (the “Company”), I, as the “Employee” signing this Employee Invention Assignment, Confidentiality and Non-Competition Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1.Purpose of Agreement.  I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights.  Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company.  As used in this Agreement, “Inventions” means proprietary information, trade secrets, know-how, data, original works of authorship, inventions, improvements, discoveries, designs, technology, computer software programs, databases, mask works, formulas, processes, methods, techniques, protocols, assays and compositions of matter.

2.Disclosure of Inventions.  I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

3.Work for Hire; Assigned Inventions.  I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.  I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

4.Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”).  If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development.  For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions.  I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing.  Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

5.Exception to Assignment.  I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business or to actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by me for the Company.

6.Assignment of Rights.  I agree to assign, and do hereby irrevocably transfer and assign, to the Company:  (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions.  I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company.  “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

7.Assistance.  I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide.  I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance.  My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance.  I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.  I agree that this appointment is coupled with an interest and will not be revocable.

8.Proprietary Information.  I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”).  Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how.  Proprietary Information includes, but is not limited to, Assigned Inventions, proprietary information, trade secrets, know-how, data (including technical, scientific and clinical data), original works of authorship, records, laboratory notebooks, inventions, improvements, discoveries, designs, technology, computer software programs, databases, mask works, formulas, processes, methods, techniques, protocols, assays, compositions of matter, specimens, compounds, samples, materials, marketing plans, product plans, products, product candidates, regulatory, marketing, financial or other business information, personnel information, contract information, customer and supplier lists, and research and development, including research relating to, but not limited to, in vitro systems, DNA and amino acid sequences, cell strains, biological or chemical substances and compounds.

9.Confidentiality.  At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust.  I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company.  Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.

10.Physical Property.  All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company.  I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such.  Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

11.No Breach of Prior Agreements.  I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party.  I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.

12.“At Will” Employment.  I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.  I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me.  I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company.  I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

13.Company Opportunities; No Conflicting Activities.  During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

14.Non-Competition; Non-Solicitation.

(a)Non-Competition.  I understand that the Company’s interests in protecting its investments, goodwill, and technologies make it reasonable for the Company to ask me to agree that I will not compete with the Company for a reasonable period after the termination of my employment for any reason, whether voluntary or involuntary.  I further understand that I will be provided with Proprietary Information during the scope of my employment with the Company.  Accordingly, and understanding that the Company’s business is potentially global in scope, I further agree that I will not, during the twelve month period following the termination of my employment (the “Post-Employment Period”), directly or indirectly, work for or provide service of any kind, as an employee, consultant, director, owner or in any other capacity, to any person or entity (including any business in planning or formation) that is or intends to be competitive with, or is engaged in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service that relates in any way to the business then being conducted or planned by the Company and any of its subsidiary or affiliated entities.  It will not be deemed to be a violation of this Section 14(a) for me to make or hold either of the following investments: (a) ownership, as a passive investor, of up to two percent (2%) of any publicly traded company; or (b) an equity interest of up to two percent (2%) in any venture capital fund or other investment vehicle that makes investments in early stage companies so long as I do not participate in or influence the investment decision process of such fund or vehicle.

(b)Non-Solicitation of Employees/Consultants.  During my employment with the Company and the Post-Employment Period, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so.  I acknowledge and agree that even after the expiration of the Post-Employment Period, I will not solicit (or encourage or assist others to solicit) away any employees or consultants of the Company if, in so doing, I use or disclose any trade secrets or other Proprietary Information of the Company.

(c)Non-Solicitation of Suppliers/Customers.  During my employment with the Company and the Post-Employment Period, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company or otherwise divert or attempt to divert business away from the Company, nor will I encourage or assist others to do so.  I acknowledge and agree that even after the expiration of the Post-Employment Period, I will not solicit (or encourage or assist others to solicit) any customers or suppliers of the Company if, in so doing, I use or disclose any trade secrets or other Proprietary Information of the Company.

(d)Reasonableness.  I acknowledge that the post-employment restrictions on competition and solicitation in this Section 14 are reasonable and necessary in light of the Company’s need to protect its trade secrets and other Proprietary Information and the goodwill of the Company’s business.

15.Use of Name & Likeness.  I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

16.Notification.  I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

17.Injunctive Relief.  I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.

18.Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets.  This Agreement will be governed by and construed in accordance with the laws of the State of Texas without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction.  If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement.  To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

19.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

20.Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

21.Amendment and Waiver.  This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement.  No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought.  A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

22.Successors and Assigns; Assignment.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives.  The Company may assign any of its rights and obligations under this Agreement.  I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

23.Further Assurances.  The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.  Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

24.Acknowledgement.  I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

[Section 25 and signatures follow on the next page.]

25.Effective Date of Agreement.  This Agreement is and will be effective on and after the first day of my employment by the Company (the “Effective Date”).

Company: Aeglea BioTherapeutics, Inc.		Employee:

By:	/s/ Tammy Deal	/s/ James E Wooldridge
Signature
Name:	Tammy Deal
Name: James E Wooldridge, M.D.
Title:	VP, Human Resources

Exhibit A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Identifying Number
Title	Date	or Brief Description

N/A

✓   No inventions, improvements, or original works of authorship

          Additional sheets attached

Signature of Employee: /s/ James E. Wooldridge

Print Name of Employee: James E. Wooldridge, M.D.

Date:   June 21, 2017

EXHIBIT B

Severance Agreement

This Severance Agreement (the “Agreement”) is entered into as of July 10, 2017  (the “Effective Date”) by and between James E Wooldridge (the “Executive”) and Aeglea BioTherapeutics, Inc., a Delaware corporation (the “Company”).

Term of Agreement.

Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate the earlier of the third (3rd) anniversary of the Effective Date (the “Expiration Date”) or the date the Executive’s employment with the Company or its subsidiary, as applicable, terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination; provided however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:

The date the Executive’s employment with the Company or its subsidiary, as applicable, terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or

The date the Company or its subsidiary, as applicable, has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company or its subsidiary, as applicable, due to a Qualifying Termination or CIC Qualifying Termination.

This Agreement shall renew automatically and continue in effect for three (3) year periods measured from the initial Expiration Date, unless the Company or its subsidiary, as applicable, provides Executive notice of non-renewal at least three (3) months prior to the date on which this Agreement would otherwise renew.  For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or 3 below, the Company’s nonrenewal of this Agreement shall not constitute a Qualifying Termination or CIC Qualifying Termination.

Qualifying Termination.  If the Executive is subject to a Qualifying Termination, then, subject to Sections 4, 9, and 10 below, Executive will be entitled to the following benefits:

Severance Benefits.  The Company or its subsidiaries shall provide the Executive with severance benefits in the form of continuation of his monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination) until the lesser of (i) nine (9) months following Executive’s Separation, or (ii) the date that Executive obtains comparable employment with another employer.  The severance benefits shall be paid through salary continuation in equal installments in accordance with the Company’s or its subsidiary’s, as applicable, standard payroll procedures, with the initial payment to occur on the first payroll date following the sixtieth (60th) day following the Separation, with the first installment to include a catchup payment for amounts covering the period from the date of Separation through the first payment date, provided that the Release Conditions have been satisfied.  However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 7(e)(3) below spans two calendar years, then the payments which constitute deferred compensation subject to Section 409A will not in any case commence in the first calendar year.  The period between the date of Executive’s Separation and final severance payment shall be referred to herein as the “Severance Period.”

Continued Employee Benefits.  If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company or its subsidiary shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s or its subsidiary’s, as applicable, health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the Severance Period.  Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company or its subsidiary to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company or its subsidiary instead shall provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of the Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence on the later of (i) the first day of the month following the month in which Executive experiences a Separation and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (x) the effective date on which Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the last day of the Severance Period, provided that, any taxable payments under this Section 2(b) will not be paid before the first business day occurring after the sixtieth (60th) day following the Separation and, once they commence, will include any unpaid amounts accrued from the date of Executive’s Separation (to the extent not otherwise satisfied with continuation coverage).  However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 7(e)(3) below spans two calendar years, then the payments which constitute deferred compensation subject to Section 409A will not in any case be paid in the first calendar year.  Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

CIC Qualifying Termination.  If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 9, and 10 below, Executive will be entitled to the following benefits:

Severance Benefits.  The Company or its subsidiary shall pay the Executive the severance benefits set forth in Section 2(a) above.

Equity. Each of Executive’s then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the total shares underlying the Equity Award.  For awards that would otherwise vest only upon satisfaction of performance criteria, the foregoing acceleration shall be based on achievement of performance criteria at target, except to the extent otherwise provided in the award agreement evidencing such award.  “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights.  Subject to Section 4, the accelerated vesting described above shall be effective as of the Separation.

Pay in Lieu of Continued Employee Benefits.  If Executive timely elects continued coverage under COBRA, the Company or its subsidiary shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s or its subsidiary’s, as applicable, health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the Severance Period.  Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company or its subsidiary to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company or its subsidiary instead shall provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of the Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage, shall commence on the later of (i) the first day of the month following the month in which Executive experiences a Separation and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (x) the effective date on which Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the last day of the Severance Period, provided that, any taxable payments under this Section 3(c) will not be paid before the first business day occurring after the sixtieth (60th) day following the Separation and, once they commence, will include any unpaid amounts accrued from the date of Executive’s Separation (to the extent not otherwise satisfied with continuation coverage).  However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 7(e)(3) below spans two calendar years, then the payments which constitute deferred compensation subject to Section 409A will not in any case be paid in the first calendar year.  Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

General Release.  Any other provision of this Agreement notwithstanding, the benefits under Section 2 and 3 shall not apply unless the Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or entities or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.  The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”).  The Company or its subsidiary will deliver the form of Release to the Executive within thirty (30) days after the Executive’s Separation.  The Executive must execute and return the Release within the time period specified in the form.

Accrued Compensation and Benefits.  Notwithstanding anything to the contrary in Section 2 and 3 above, in connection with any termination of employment upon or following a Change in Control (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company or its subsidiary shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive prior to the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company or its subsidiary, as applicable, plan or policy.  In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company or its subsidiary, as applicable, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”).  Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs or at such earlier time as may be required by applicable law or Section 10 below, and to such lesser extent as may be mandated by Section 9 below.  Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.

Covenants.

Non-Competition.  The Executive agrees that the benefits provided in this Agreement are granted in consideration for the ongoing promises and obligations of Executive under his employment agreement and any amendments thereto, including but not limited to Executive’s obligations concerning non-competition and non-solicitation.

Cooperation and Non-Disparagement.  The Executive agrees that, during the Severance Period, he or she shall cooperate with the Company or its subsidiary in every reasonable respect and shall use his or her best efforts to assist the Company or its subsidiary with the transition of Executive’s duties to his or her successor.  The Executive further agrees that following the date of Separation, he or she shall not in any way or by any means disparage the Company, its subsidiaries, or the members of their Board of Directors or their officers and employees.

Definitions.

“Cause” means (i) an unauthorized use or disclosure by Executive of the Company’s or its subsidiaries’ confidential information or trade secrets, which use or disclosure causes or is reasonably likely to cause material harm to the Company or its subsidiaries, (ii) a material breach of any agreement between Executive and the Company or its subsidiaries, (iii) a material failure to comply with the Company’s or its subsidiaries’ written policies or rules that has caused or is reasonably likely to cause material injury to the Company, its successor, or its affiliates, or any of their business, (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (v) willful misconduct that has caused or is reasonably likely to cause material injury to the Company, its successor, or its affiliates, or any of their business, (vi) embezzlement, (vii) failure to cooperate with the Company or its subsidiaries in any investigation or formal proceeding if the Company or its subsidiary, as applicable, has requested Executive’s reasonable cooperation, (viii) violation of any applicable federal, state or foreign statutes or laws that govern or regulate employment, pharmaceutical drugs or securities, including but not limited to the laws enforced by the federal Equal Employment Opportunity Commission, Department of Labor, Food and Drug Administration, Securities and Exchange Commission and Department of Justice or (ix) a continued failure to perform assigned duties after receiving written notification of such failure from the Company’s or its subsidiarys’, as applicable, Chief Executive Officer; provided that Executive must be provided with written notice of Executive’s termination for “Cause” and Executive must be provided with a thirty (30) day period following Executive’s receipt of such notice to cure the event(s) that trigger “Cause,” with the Company’s or its subsidiarys’, as applicable, Board of Directors making the final determination whether Executive has cured any Cause.

“Code” means the Internal Revenue Code of 1986, as amended.

“Change in Control.”  For all purposes under this Agreement, a Change in Control shall mean a “Corporate Transaction,” as such term is defined in the Company’s 2015 Equity Incentive Plan, as may be amended from time to time, provided that the transaction (including any series of transactions) also qualifies as a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii).

“CIC Qualifying Termination” means a Separation (A) within twelve (12) months following a Change in Control or (B) within three (3) months preceding a Change in Control (but as to part (B), only if the Separation occurs after a Potential Change in Control) resulting, in either case (A) or (B), from (i) the Company or its subsidiary, as applicable, terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his or her employment for Good Reason.  A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination.  A “Potential Change in Control” means the date of execution of a legally binding and definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control (which for the avoidance of doubt, would include a merger agreement, but not a term sheet for a merger agreement).  In the case of a termination following a Potential Change in Control and before a Change in Control, solely for purposes of benefits under this Agreement, the date of Separation will be deemed the date the Change in Control is consummated.

“Good Reason” means, without the Executive’s consent, (i) a material reduction in the Executive’s level of responsibility and/or scope of authority, (ii) a reduction by more than 10% in Executive’s base salary (other than a reduction generally applicable to executive officers of the Company or its subsidiary, as applicable, and in generally the same proportion as for the Executive), or (iii) relocation of the Executive’s principal workplace by more than thirty-five (35) miles from Executive’s then current place of employment.

For the purpose of clause (i), a change in responsibility shall not be deemed to occur (A) solely because Executive is part of a larger organization or (B) solely because of a change in title.  For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (e), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company or its subsidiary, as applicable, of his or her intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Company or its subsidiary, as applicable, will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw his or her resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company or its subsidiary, as applicable, that it will not undertake to cure the condition set forth in subclauses (i) through (iii).  Should the Company or its subsidiary, as applicable, remedy the condition as set forth above and then one or more of the conditions arises again within twelve months following the occurrence of a Change in Control, the Executive may assert Good Reason again subject to all of the conditions set forth herein.

“Release Conditions” mean the following conditions: (i) Company has received the Executive’s executed Release and (ii) any rescission period applicable to the Executive’s executed Release has expired.

“Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company or its subsidiary, as applicable, terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his or her employment for Good Reason.  A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

Successors.

Company’s Successors.  The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

Executive’s Successors.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Golden Parachute Taxes.

Best After-Tax Result.  In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 10, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the

Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel’), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate.  The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section.  The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section.  In the event that Section 9(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, the cutback described hereunder will apply as to compensation not subject to Section 409A of the Code prior to compensation subject to Section 409A of the Code and will otherwise apply on a reverse chronological basis from payments latest in time.  If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 9(b) hereof shall apply, and the enforcement of Section 9(b) shall be the exclusive remedy to the Company.

Adjustments.  If, notwithstanding any reduction described in Section 9(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company or its subsidiary, as applicable, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.”  The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company or its subsidiary, as applicable, so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized.  Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments.  If the Excise Tax is not eliminated pursuant to this Section 9(b), Executive shall pay the Excise Tax.

Miscellaneous Provisions.

Section 409A.  To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company or its subsidiary, as applicable, constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest).  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.  To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

Other Arrangements.  This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements on change in control under any prior option agreement, restricted stock unit agreement, severance and salary continuation arrangements, programs and plans which were previously offered by the Company or its subsidiary, as applicable, to the Executive, including change in control severance arrangements and vesting acceleration arrangements pursuant to an employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits.  In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company or its subsidiaries.  For the avoidance of doubt, in no event shall Executive receive payment under both Section 2 and Section 3 with respect to Executive’s Separation.

Dispute Resolution.  To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures.  Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid.  In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

No Retention Rights.  Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas (other than its choice-of-law provisions).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

AEGLEA BIOTHERAPEUTICS, INC.

/s/ David G. Lowe
By:	David G. Lowe, Ph.D.
Title:	Chief Executive Officer

/s/ James E. Wooldridge June 21, 2017
James E. Wooldridge, M.D. Date

[Signature Page to Severance Agreement]

EXHIBIT C

INDEMNITY AGREEMENT

This Indemnity Agreement, dated as of July 10,2017 is made by and between Aeglea BioTherapeutics, Inc., a Delaware corporation (the “Company”), and James Wooldridge, a director, officer or key employee of the Company or one of the Company’s subsidiaries or other service provider who satisfies the definition of Indemnifiable Person set forth below (“Indemnitee”).

RECITALS

A.The Company is aware that competent and experienced persons are increasingly reluctant to serve as representatives of corporations unless they are protected by comprehensive liability insurance and indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no relationship to the compensation of such representatives;

B.The members of the Board of Directors of the Company (the “Board”) have concluded that to retain and attract talented and experienced individuals to serve as representatives of the Company and its Subsidiaries and Affiliates and to encourage such individuals to take the business risks necessary for the success of the Company and its Subsidiaries and Affiliates, it is necessary for the Company to contractually indemnify certain of its representatives and the representatives of its Subsidiaries and Affiliates, and to assume for itself maximum liability for Expenses and Other Liabilities in connection with claims against such representatives in connection with their service to the Company and its Subsidiaries and Affiliates;

C.Section 145 of the Delaware General Corporation Law (“Section 145”), empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations, partnerships, joint ventures, trusts or other enterprises, and expressly provides that the indemnification provided thereby is not exclusive; and

D.The Company desires and has requested Indemnitee to serve or continue to serve as a representative of the Company and/or the Subsidiaries or Affiliates of the Company free from undue concern about inappropriate claims for damages arising out of or related to such services to the Company and/or the Subsidiaries or Affiliates of the Company.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Definitions.

(a)Affiliate.  For purposes of this Agreement, “Affiliate” of the Company means any corporation, partnership, limited liability company, joint venture, trust or other enterprise in respect of which Indemnitee is or was or will be serving as a director, officer, trustee, manager, member, partner, employee, agent, attorney, consultant, member of the entity’s governing body (whether constituted as a board of directors, board of managers, general partner or otherwise), fiduciary, or in any other similar capacity at the request, election or direction of the Company, and including, but not limited to, any employee benefit plan of the Company or a Subsidiary or Affiliate of the Company.

(b)Change in Control.  For purposes of this Agreement, “Change in Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a Subsidiary or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Subsidiary, is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding capital stock or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the outstanding capital stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into capital stock of the surviving entity) at least 80% of the total voting power represented by the capital stock of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

(c)Expenses.  For purposes of this Agreement, “Expenses” means all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, and other out-of-pocket costs), paid or incurred by Indemnitee in connection with either the investigation, defense or appeal of, or being a witness in, a Proceeding (as defined below), or establishing or enforcing a right to indemnification under this Agreement, Section 145 or otherwise; provided, however, that Expenses shall not include any judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement of a Proceeding.

(d)Indemnifiable Event.For purposes of this Agreement, “Indemnifiable Event” means any event or occurrence related to Indemnitee’s service for the Company or any Subsidiary or Affiliate as an Indemnifiable Person (as defined below), or by reason of anything done or not done, or any act or omission, by Indemnitee in any such capacity.

(e)Indemnifiable Person.  For the purposes of this Agreement, “Indemnifiable Person” means any person who is or was a director, officer, trustee, manager, member, partner, employee, attorney, consultant, member of an entity’s governing body (whether constituted as a board of directors, board of managers, general partner or otherwise) or other agent or fiduciary of the Company or a Subsidiary or Affiliate of the Company.

(f)Independent Counsel.  For purposes of this Agreement, “Independent Counsel” means legal counsel that has not performed services for the Company or Indemnitee in the five years preceding the time in question and that would not, under applicable standards of professional conduct, have a conflict of interest in representing either the Company or Indemnitee.

(g)Independent Director.  For purposes of this Agreement, “Independent Director” means a member of the Board who is not a party to the Proceeding for which a claim is made under this Agreement.

(h)Other Liabilities.  For purposes of this Agreement, “Other Liabilities” means any and all liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties, ERISA (or other benefit plan related) excise taxes or penalties, and amounts paid in settlement and all interest, taxes, assessments and other charges paid or payable in connection with or in respect of any such judgments, fines, ERISA (or other benefit plan related) excise taxes or penalties, or amounts paid in settlement).

(i)Proceeding.  For the purposes of this Agreement, “Proceeding” means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative, legislative or any other type whatsoever, preliminary, informal or formal, including any arbitration or other alternative dispute resolution and including any appeal of any of the foregoing.

(j)Subsidiary.  For purposes of this Agreement, “Subsidiary” means any entity of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company.

2.Agreement to Serve.  The Indemnitee agrees to serve and/or continue to serve as an Indemnifiable Person in the capacity or capacities in which Indemnitee currently serves the Company as an Indemnifiable Person, and any additional capacity in which Indemnitee may agree to serve, until such time as Indemnitee’s service in a particular capacity shall end according to the terms of an agreement, the Company’s Certificate of Incorporation or Bylaws, governing law, or otherwise.  Nothing contained in this Agreement is intended to create any right to continued employment or other form of service for the Company or a Subsidiary or Affiliate of the Company by Indemnitee.

3.Mandatory Indemnification.

(a)Agreement to Indemnify.  In the event Indemnitee is a person who was or is a party to or witness in or is threatened to be made a party to or witness in any Proceeding by reason of an Indemnifiable Event, the Company shall indemnify Indemnitee from and against any and all Expenses and Other Liabilities incurred by Indemnitee in connection with (including in preparation for) such Proceeding to the fullest extent not prohibited by the provisions of the Company’s Bylaws and the Delaware General Corporation Law (“DGCL”), as the same may be amended from time to time (but only to the extent that such amendment permits the Company to provide broader indemnification rights than the Bylaws or the DGCL permitted prior to the adoption of such amendment).

(b)Exception for Amounts Covered by Insurance and Other Sources.  Notwithstanding the foregoing, the Company shall not be obligated to indemnify Indemnitee for Expenses or Other Liabilities of any type whatsoever (including, but not limited to judgments, fines, penalties, ERISA excise taxes or penalties and amounts paid in settlement) to the extent such have been paid directly to Indemnitee (or paid directly to a third party on Indemnitee’s behalf) by any directors and officers, or other type, of insurance maintained by the Company or pursuant to other indemnity arrangements with third parties.

4.Partial Indemnification.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses or Other Liabilities but not entitled, however, to indemnification for the total amount of such Expenses or Other Liabilities, the Company shall nevertheless indemnify Indemnitee for such total amount except as to the portion thereof for which indemnification is prohibited by the provisions of the Company’s Bylaws or the DGCL.  In any review or Proceeding to determine the extent of indemnification, the Company shall bear the burden to establish, by clear and convincing evidence, the lack of a successful resolution of a particular claim, issue or matter and which amounts sought in indemnity are allocable to claims, issues or matters which were not successfully resolved.

5.Liability Insurance.  So long as Indemnitee shall continue to serve the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person and thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed Proceeding as a result of an Indemnifiable Event, the Company shall use reasonable efforts to maintain in full force and effect for the benefit of Indemnitee as an insured (i) liability insurance issued by one or more reputable insurers and having the policy amount and deductible deemed appropriate by the Board and providing in all respects coverage at least comparable to and in the same amount as that provided to the Chairman of the Board or the Chief Executive Officer of the Company and (ii) any replacement or substitute policies issued by one or more reputable insurers providing in all respects coverage at least comparable to and in the same amount as that being provided to the Chairman of the Board or the Chief Executive Officer of the Company.  The purchase, establishment and maintenance of any such insurance or other arrangements shall not in any way limit or affect the rights and obligations of the Company or of Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such insurance or other arrangement. In the event of a Change in Control subsequent to the date of this Agreement, or the Company’s becoming insolvent, including being placed into receivership or entering the federal bankruptcy process, the Company shall maintain in force any directors’ and officers’ liability insurance policies then maintained by the Company in providing insurance in respect of Indemnitee, for a period of six years thereafter.

6.Mandatory Advancement of Expenses.  If requested by Indemnitee, the Company shall advance prior to the final disposition of the Proceeding all Expenses reasonably incurred by Indemnitee in connection with (including in preparation for) a Proceeding related to an Indemnifiable Event.  Indemnitee hereby undertakes to repay such amounts advanced if, and only if and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Company’s Bylaws or the DGCL, and no additional form of undertaking with respect to such obligation to repay shall be required.  The advances to be made hereunder shall be paid by the Company to Indemnitee or directly to a third party designated by Indemnitee within thirty (30) days following delivery of a written request therefor by Indemnitee to the Company.  Indemnitee’s undertaking to repay any Expenses advanced to Indemnitee hereunder shall be unsecured and shall not be subject to the accrual or payment of any interest thereon.  In the event that Indemnitee’s request for the advancement of expenses shall be accompanied by an affidavit of counsel to Indemnitee to the effect that such counsel has reviewed such Expenses and that such Expenses are reasonable in such counsel’s view, then such expenses shall be deemed reasonable in the absence of clear and convincing evidence to the contrary.

7.Notice and Other Indemnification Procedures.

(a)Notification.  Promptly after receipt by Indemnitee of notice of the commencement of or the threat of commencement of any Proceeding, Indemnitee shall, if Indemnitee believes that indemnification or advancement of Expenses with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.  However, a failure so to notify the Company promptly following Indemnitee’s receipt of such notice shall not relieve the Company from any liability that it may have to Indemnitee except to the extent that the Company is materially prejudiced in its defense of such Proceeding as a result of such failure.

(b)Insurance and Other Matters.  If, at the time of the receipt of a notice of the commencement of a Proceeding pursuant to Section 7(a) above, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the issuers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all reasonable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such insurance policies.

(c)Assumption of Defense.  In the event the Company shall be obligated to advance the Expenses for any Proceeding against Indemnitee, the Company, if deemed appropriate by the Company, shall be entitled to assume the defense of such Proceeding as provided herein.  Such defense by the Company may include the representation of two or more parties by one attorney or law firm as permitted under the ethical rules and legal requirements related to joint representations. Following delivery of written notice to Indemnitee of the Company’s election to assume the defense of such Proceeding, the approval by Indemnitee (which approval shall not be unreasonably withheld) of counsel designated by the Company and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees and expenses of counsel subsequently incurred by Indemnitee with respect to the same Proceeding.  If (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have notified the Board in writing that Indemnitee has reasonably concluded that there is likely to be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company fails to employ counsel to assume the defense of such Proceeding, the fees and expenses of Indemnitee’s counsel shall be subject to indemnification and/or advancement pursuant to the terms of this Agreement.  Nothing herein shall prevent Indemnitee from employing counsel for any such Proceeding at Indemnitee’s expense.

(d)Settlement.  The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent; provided, however, that if a Change in Control has occurred subsequent to the date of this Agreement, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement.  Neither the Company nor any Subsidiary or Affiliate shall enter into a settlement of any Proceeding that might result in the imposition of any Expense, Other Liability, penalty, limitation or detriment on Indemnitee, whether indemnifiable under this Agreement or otherwise, without Indemnitee’s written consent.  Neither the Company nor Indemnitee shall unreasonably withhold consent from any settlement of any Proceeding.

The Company shall promptly notify Indemnitee upon the Company’s receipt of an offer to settle, or if the Company makes an offer to settle, any Proceeding, and provide Indemnitee with a reasonable amount of time to consider such settlement, in the case of any such settlement for which the consent of Indemnitee would be required hereunder.   The Company shall not, on its own behalf, settle any part of any Proceeding to which Indemnitee is a party with respect to other parties (including the Company) without the written consent of Indemnitee if any portion of the settlement is to be funded from insurance proceeds unless approved by  a majority of the Independent Directors, provided that this sentence shall cease to be of any force and effect if it has been determined in accordance with this Agreement that Indemnitee is not entitled to indemnification hereunder with respect to such Proceeding or if the Company’s obligations hereunder to Indemnitee with respect to such Proceeding have been fully discharged.

8.Determination of Right to Indemnification.

(a)Success on the Merits or Otherwise.  To the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 3(a) above or in the defense of any claim, issue or matter described therein, the Company shall indemnify Indemnitee against Expenses actually and reasonably incurred in connection therewith.

(b)Indemnification in Other Situations.  In the event that Section 8(a) is inapplicable, the Company shall also indemnify Indemnitee if Indemnitee has not failed to meet the applicable standard of conduct for indemnification.

(c)Forum.  Indemnitee shall be entitled to select the forum in which determination of whether or not Indemnitee has met the applicable standard of conduct shall be decided, and such election will be made from among the following:

(1)Those members of the Board who are Independent Directors even though less than a quorum;

(2)A committee of Independent Directors designated by a majority vote of Independent Directors, even though less than a quorum; or

(3)Independent Counsel selected by Indemnitee and approved by the Board, which approval may not be unreasonably withheld, which counsel shall make such determination in a written opinion.

If Indemnitee is an officer or a director of the Company at the time that Indemnitee is selecting the forum, then Indemnitee shall not select Independent Counsel as such forum unless there are no Independent Directors or unless the Independent Directors agree to the selection of Independent Counsel as the forum.

The selected forum shall be referred to herein as the “Reviewing Party”.  Notwithstanding the foregoing, following any Change in Control subsequent to the date of this Agreement, the Reviewing Party shall be Independent Counsel selected in the manner provided in c. above.

(d)Decision Timing and Expenses.  As soon as practicable, and in no event later than thirty (30) days after receipt by the Company of written notice of Indemnitee’s choice of forum pursuant to Section 8(c) above, the Company and Indemnitee shall each submit to the Reviewing Party such information as they believe is appropriate for the Reviewing Party to consider.  The Reviewing Party shall arrive at its decision within a reasonable period of time following the receipt of all such information from the Company and Indemnitee, but in no event later than thirty (30) days following the receipt of all such information, provided that the time by which the Reviewing Party must reach a decision may be extended by mutual agreement of the Company and Indemnitee.  All Expenses associated with the process set forth in this Section 8(d), including but not limited to the Expenses of the Reviewing Party, shall be paid by the Company.

(e)Delaware Court of Chancery.  Notwithstanding a final determination by any Reviewing Party that Indemnitee is not entitled to indemnification with respect to a specific Proceeding, Indemnitee shall have the right to apply to the Court of Chancery, for the purpose of enforcing Indemnitee’s right to indemnification pursuant to this Agreement.

(f)Expenses.  The Company shall indemnify Indemnitee against all Expenses incurred by Indemnitee in connection with any hearing or Proceeding under this Section 8 involving Indemnitee and against all Expenses and Other Liabilities incurred by Indemnitee in connection with any other Proceeding between the Company and Indemnitee involving the interpretation or enforcement of the rights of Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims of Indemnitee in any such Proceeding was frivolous or made in bad faith.

(g)Determination of “Good Faith”.  For purposes of any determination of whether Indemnitee acted in “good faith”, Indemnitee shall be deemed to have acted in good faith if in taking or failing to take the action in question Indemnitee relied on the records or books of account of the Company or a Subsidiary or Affiliate, including financial statements, or on information, opinions, reports or statements provided to Indemnitee by the officers or other employees of the Company or a Subsidiary or Affiliate in the course of their duties, or on the advice of legal counsel for the Company or a Subsidiary or Affiliate, or on information or records given or reports made to the Company or a Subsidiary or Affiliate by an independent certified public accountant or by an appraiser or other expert selected by the Company or a Subsidiary or Affiliate, or by any other person (including legal counsel, accountants and financial advisors) as to matters Indemnitee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company or a Subsidiary or Affiliate.  In connection with any determination as to whether Indemnitee is entitled to be indemnified hereunder, or to advancement of expenses, the Reviewing Party or court shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification or advancement of Expenses, as the case may be, and the burden of proof shall be on the Company to establish, by clear and convincing evidence, that Indemnitee is not so entitled.  The provisions of this Section 8(g) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.  In addition, the knowledge and/or actions, or failures to act, of any other person serving the Company or a Subsidiary or Affiliate as an Indemnifiable Person shall not be imputed to Indemnitee for purposes of determining the right to indemnification hereunder.

9.Exceptions.  Any other provision herein to the contrary notwithstanding,

(a)Claims Initiated by Indemnitee.  The Company shall not be obligated pursuant to the terms of this Agreement to indemnify or advance Expenses to Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except (1) with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement, any other statute or law, as permitted under Section 145, or otherwise, (2) where the Board has consented to the initiation of such Proceeding, or (3) with respect to Proceedings brought to discharge Indemnitee’s fiduciary responsibilities, whether under ERISA or otherwise, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board finds it to be appropriate; or

(b)Actions Based on Federal Statutes Regarding Profit Recovery and Return of Bonus Payments.  The Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee on account of (i) any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of l934 and amendments thereto or similar provisions of any federal, state or local statutory law, or (ii) any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act); or

(c)Unlawful Indemnification.  The Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee for Other Liabilities if such indemnification is prohibited by law as determined by a court of competent jurisdiction in a final adjudication not subject to further appeal.

10.Non-exclusivity.  The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to acts or omissions in his or her official capacity and to acts or omissions in another capacity while serving the Company or a Subsidiary or Affiliate as an Indemnifiable Person and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased serving the Company or a Subsidiary or Affiliate as an Indemnifiable Person and shall inure to the benefit of the heirs, executors and administrators of Indemnitee.

11.Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

12.Supersession,Modification and Waiver.  This Agreement supersedes any prior indemnification agreement between the Indemnitee and the Company, its Subsidiaries or its Affiliates.  If the Company and Indemnitee have previously entered into an indemnification agreement providing for the indemnification of Indemnitee by the Company, parties entry into this Agreement shall be deemed to amend and restate such prior agreement to read in its entirety as, and be superseded by, this Agreement.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) and except as expressly provided herein, no such waiver shall constitute a continuing waiver.

13.Successors and Assigns.  The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto.

14.Notice.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and a receipt is provided by the party to whom such communication is delivered, (ii) if mailed by certified or registered mail with postage prepaid, return receipt requested, on the signing by the recipient of an acknowledgement of receipt form accompanying delivery through the U.S. mail, (iii) personal service by a process server, or (iv) delivery to the recipient’s address by overnight delivery (e.g., FedEx, UPS or DHL) or other commercial delivery service.  Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice complying with the provisions of this Section 14.  Delivery of communications to the Company with respect to this Agreement shall be sent to the attention of the Company’s Vice President of Finance.

15.No Presumptions.  For purposes of this Agreement, the termination of any Proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law or otherwise.  In addition, neither the failure of the Company or a Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Company, or a Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of Proceedings by Indemnitee to secure a judicial determination by exercising Indemnitee’s rights under Section 8(e) of this Agreement shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has failed to meet any particular standard of conduct or did not have any particular belief or is not entitled to indemnification under applicable law or otherwise.

16.Survival of Rights.  The rights conferred on Indemnitee by this Agreement shall continue after Indemnitee has ceased to serve the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person and shall inure to the benefit of Indemnitee’s heirs, executors and administrators.

17.Subrogation and Contribution.

(a)[Except as otherwise expressly provided in this Agreement, i]1/[I]n the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

(b) To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by or on behalf of Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

[1]	NTD: Include if Section 3(c) is included above.

18.Specific Performance, Etc.  The parties recognize that if any provision of this Agreement is violated by the Company, Indemnitee may be without an adequate remedy at law.  Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute Proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue.

19.Counterparts.  This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement.  Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

20.Headings.  The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

21.Governing Law.  This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely with Delaware.

22.Consent to Jurisdiction.  The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any Proceeding which arises out of or relates to this Agreement.

The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

AEGLEA BIOTHERAPEUTICS, INC.

By:	/s/ David Lowe
Name:	David Lowe
Title:	Chief Executive Officer

INDEMNITEE:

JAMES WOOLDRIDGE

By:	/s/ James Wooldridge